Exhibit 23- Consent of Independent Auditor

  We consent to the incorporation by reference in this Annual Report (Form 10-K) of SCI Systems, Inc. of our report dated August 3, 1995, included in the 1995 Annual Report to Shareholders to Shareholders of SCI Systems, Inc.

  Our audits also included the financial statement schedule of SCI Systems, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

  We also consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 2-86230) and related Prospectus pertaining to the Savings Plan of the SCI Systems, Inc. Employee Financial Security Program;
(ii) the Registration Statement (Form S-8 No. 2-91587) and related

Prospectus pertaining to the Incentive Stock Option Plan of SCI Systems, Inc.; and, (iii) the Regis-tration Statement (Form S-8 No. 33-11894) and related Prospectus pertaining to the Non-Qualified Stock Option Plan of SCI Systems, Inc., of our report dated August 3, 1995, with respect to the consolidated financial statements and schedule of SCI Systems, Inc. incorporated by reference in this Annual Report for the year ended June 30, 1995.

                                       Ernst & Young LLP /s/

Birmingham, Alabama
September 25, 1995